Exhibit 21


                      SUBSIDIARIES OF LA QUINTA INNS, INC.
                                 ("THE COMPANY")
                             AS OF JANUARY 31, 1998



The Company has eight (8) active wholly-owned corporate subsidiaries which are:


1.   La Quinta Financial Corporation, a Texas corporation;
2.   La Quinta Realty Corp., a Texas corporation;
3.   La Quinta Investments, Inc., a Delaware corporation;
4.   LQI Acquisition Corporation, a Delaware corporation;
5.   La Quinta Plaza, a Texas corporation;
6.   La Quinta Inns de Mexico S.A. de C.V., a Mexico corporation;
7.   La Quinta Inns of Lubbock, Inc., a Texas Corporation; and
8.   La Quinta Inns, Inc. of Puerto Rico, Inc., a Delaware corporation.

The following are wholly-owned partnerships of the Company as of January 31, 1998.

La Quinta Development Partners, L.P.
LQ-LNL Limited Partnership
LQM Operating Partners, L.P.
La Quinta Denver-Peoria Street, Ltd.
LQ-Big Apple Joint Venture
LQ-East Irvine Joint Venture
La Quinta Motor Inns, Limited Partnership
LQ Investments I
LQ Investments II
La Quinta - San Antonio South Joint Venture
LQ Motor Inn Venture - Austin No. 530
LQ Baton Rouge Joint Venture

The following are unincorporated partnerships and joint ventures (general and limited partnerships) of the Company as of January 31, 1998.

                                                               Percentage of
                                                               Ownership of
                        Entity                                 the Company
                        ------                                 -----------

La Quinta-Wichita, Kansas No. 532, Ltd.                             50%
LQ-West Bank Joint Venture 1982                                     60%


The Company is the sole general partner or managing partner of all of the partnerships listed above.